Exhibit 99.1

NEWS RELEASE

Skyline Corporation
2520 By-Pass Road
P.O. Box 743
Elkhart, Indiana 46515-0743
(574) 294-6521

Subject: JEFF NEWPORT PROMOTION	Approved by: JON S. PILARSKI

ELKHART, INDIANA — MARCH 1, 2017

Skyline Corporation Names Jeff Newport Chief Operating Officer

Skyline Corporation announced today that Jeff Newport has been promoted to Chief Operating Officer. Mr. Newport previously served as Senior Vice President of Operations since joining Skyline in February 2016.

Mr. Newport will continue to report to the President and Chief Executive Officer and will serve as a member of the executive leadership team. He will be responsible for leading Skyline’s overall operations including the areas of manufacturing, procurement, quality, human resources and engineering.

“Jeff has already made a significant impact on our operations and his promotion to Chief Operating Officer is well-earned,” said Richard W. Florea, Skyline’s President and Chief Executive Officer. “I have worked closely with Jeff over the past 12 months and I look forward to continue working together as we strive to continuously improve our operating efficiency and overall profitability.”

ABOUT SKYLINE CORPORATION: Skyline has ten divisions throughout the country and is known for their 15-month no-nonsense warranty – a warranty that gives customers the assurance that comes from working with a company that has more than 65 years of building experience. The company’s philosophy simply states: “Skyline is committed to producing the best products at the best prices.” Visit the newly redesigned Skyline Homes’ website at www.skylinehomes.com for additional information. Skyline is publicly owned and its shares are traded on the NYSE MKT under the symbol SKY.

BRINGING AMERICA HOME. BRINGING AMERICA FUN.